Exhibit 10.25
NxStage Medical, Inc.
Summary of 2006 Executive Compensation and 2006 Corporate Bonus Plan
     The following is a summary of (i) annual base compensation to be paid to executive officers of NxStage Medical, Inc. (the “Company”) and (ii) the Company’s 2006 Corporate Bonus Plan.
Executive Officer 2006 Base Salary
     As of March 16, 2006, the executive officers of the Company are paid the following annual salaries:

Executive Officer	2006 Annual Base Salary
Jeffrey H. Burbank	$298,700
David N. Gill	$250,000
Philip R. Licari	$231,750
Joseph E. Turk, Jr.	$223,870.50
Winifred L. Swan	$210,000
Stock Option and Equity Awards
     Each executive office may also be granted form time-to-time stock options, restricted stock or other wards pursuant to the Company’s stock incentive plans. Stock options granted to executive officers typically vest as to 25% of the underlying shares on the first anniversary of the grant date and as to the remainder in 36 equal monthly installments.
Employment Agreements
     The Company has also entered into employment agreements with certain of its executive officers, and the Company has previously filed such agreements with the Securities and Exchange Commission.
2006 Corporate Bonus Plan
     As of March 16, 2006, the Compensation Committee of the Company’s Board of Directors approved the Company’s 2006 Corporate Bonus Plan (the “Plan”).
     Funding of the bonus pool under the Plan comes from achievement of the budget performance. The individual payouts for senior vice presidents will be proposed to the Compensation Committee by the Company’s Chief Executive Officer (“CEO”) based on individual performance and shall not exceed the total funded pool nor target individual bonus percentages. The Compensation Committee will propose and determine the payout for the CEO, and will determine the final payout for senior vice presidents. The CEO will propose and determine the payout for vice presidents participating in the bonus plan.

     Funding of the bonus pool is based on the achievement of sales and operating expense budget, and the following weights are assigned to the variables considered in determining the size of the bonus pool:

75% Weighting	Sales	% Bonus Funding
	85-100%	0-100%
	100-115%	100-115%
25% Weighting	Pretax Loss	% Bonus Funding
	110-100%	0-100%
	Sales >100% & Pretax Loss 100-90%	100-130%
     Pursuant to the Plan, the following target bonus percentages have been set for the Company’s executive officers for 2006:

	2006 Target Bonus
Executive Officer	Percentage	2006 Target Bonus
Jeffrey H. Burbank	45%	$134,415
David N. Gill*	35%*	$87,500	*
Philip R. Licari	35%	$81,112.50
Joseph E. Turk, Jr.	35%	$78,354.68
Winifred L. Swan	35%	$73,500

*	In connection with his decision to resign from the Company, Mr. Gill will not receive a cash bonus for his performance during 2006. In lieu of a cash bonus, the Board of Directors of the Company granted Mr. Gill 7,422 shares of restricted common stock of the Company.